Exhibit 99.1

Caterpillar Financial Services Corporation
1Q 2014 Earnings Release
April 24, 2014

FOR IMMEDIATE RELEASE

Cat Financial Announces First-Quarter 2014 Results

Cat Financial reported first-quarter 2014 revenues of $713 million, an increase of $33 million, or 5 percent, compared with the first quarter of 2013. First-quarter 2014 profit after tax was $136 million, a $5 million, or 4 percent, decrease from the first quarter of 2013.
The increase in revenues was primarily due to a $23 million favorable impact from higher average earning assets and an $8 million favorable impact from returned or repossessed equipment.
Profit before income taxes was $188 million for the first quarter of 2014, compared with $187 million for the first quarter of 2013. The increase was primarily due to a $10 million favorable impact from higher average earning assets and an $8 million favorable impact from returned or repossessed equipment, mostly offset by a $17 million increase in provision for credit losses.
The provision for income taxes reflects an estimated annual tax rate of 26 percent in the first quarter of 2014 compared with 27 percent in the first quarter of 2013. The decrease in rate is primarily due to changes in the geographic mix of pre-tax profits. The first-quarter 2013 estimated annual tax rate of 27 percent excludes a benefit of $7 million, reflecting the impact of the American Taxpayer Relief Act.
During the first quarter of 2014, new retail financing was $2.80 billion, a decrease of $102 million, or 4 percent, from the first quarter of 2013. The decrease was primarily related to the Mining and Asia/Pacific operating segments, partially offset by improvements in the North America operating segment.
At the end of the first quarter of 2014, past dues were 2.44 percent, compared with 2.37 percent at the end of 2013. The slight increase in past dues compared to year-end 2013 was primarily due to seasonality impacts. At the end of the first quarter of 2013, past dues were 2.52 percent. Write-offs, net of recoveries, were $38 million for the first quarter of 2014, compared with $10 million for the first quarter of 2013. The increase was primarily related to higher write-offs in the Latin American marine portfolio that were previously provided for in the allowance for credit losses.

As of March 31, 2014, Cat Financial's allowance for credit losses totaled $373 million or 1.25 percent of net finance receivables, compared with $378 million or 1.30 percent of net finance receivables at year-end 2013. The allowance for credit losses as of March 31, 2013, was $429 million or 1.49 percent of net finance receivables.
"Our business continues to perform well, reflecting steady earning asset growth and good portfolio health during the quarter," said Kent Adams, president of Cat Financial and vice president with responsibility for the Financial Products Division of Caterpillar Inc. "The global Cat Financial team delivered solid results and we continue to be well positioned to serve Caterpillar, Cat dealers and customers worldwide.”
For over 30 years, Cat Financial, a wholly-owned subsidiary of Caterpillar Inc., has been providing financial service excellence to customers. The company offers a wide range of financing alternatives to customers and Cat® dealers for Cat machinery and engines, Solar® gas turbines and other equipment and marine vessels. Cat Financial has offices and subsidiaries located throughout North and South America, Asia, Australia and Europe, with its headquarters in Nashville, Tennessee.

Caterpillar contact: Jim Dugan, (309) 494-4100 (Office) or (309) 360-7311 (Mobile)

STATISTICAL HIGHLIGHTS:

FIRST-QUARTER 2014 VS. FIRST-QUARTER 2013
(ENDED MARCH 31)
(Millions of dollars)

	2014	2013	CHANGE
Revenues	$713	$680	5%
Profit Before Income Taxes	$188	$187	1%
Profit After Tax	$136	$141	(4)%
New Retail Financing	$2,795	$2,897	(4)%
Total Assets	$35,588	$35,087	1%

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this earnings release may be considered "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may relate to future events or our future financial performance, which may involve known and unknown risks and uncertainties and other factors that may cause our actual results, levels of activity, performance or achievement to be materially different from those expressed or implied by any forward-looking statements. From time to time, we may also provide forward-looking statements in oral presentations to the public or in other materials we issue to the public. Forward-looking statements give current expectations or forecasts of future events about the company. You may identify these statements by the fact that they do not relate to historical or current facts and may use words such as "believes," "expects," "estimates," "anticipates," "will," "should," "plan," "project," "intend," "could" and similar words or phrases. These statements are only predictions. Actual events or results may differ materially due to factors that affect international businesses, including changes in economic conditions and disruptions in the global financial and credit markets, and changes in laws and regulations (including regulations implemented under the Dodd-Frank Wall Street Reform and Consumer Protection Act) and political stability, as well as factors specific to Cat Financial and the markets we serve, including the market's acceptance of our products and services, the creditworthiness of our customers, interest rate and currency rate fluctuations and estimated residual values of leased equipment. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict these new risk factors, nor can we assess the impact, if any, of these new risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. Moreover, we do not assume responsibility for the accuracy and completeness of those statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the fiscal year ended December 31, 2013, that describe risks and factors that could cause results to differ materially from those projected in the forward-looking statements. Cat Financial undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.